Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Ryan D. Robinson,
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
June 5, 2015
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS FIRST QUARTER 2015 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO" or "Company") (NASDAQ: SHOS) today reported results for its quarter ended May 2, 2015. Results for the first quarter included:

•	Operating income decreased 36.9% to $4.0 million

•	EPS decreased 43.8% to $0.09

•	Adjusted EBITDA decreased 16.1% to $7.2 million

•	Comparable store sales decreased 1.2%

Bruce Johnson, Chief Executive Officer and President, said, "During the quarter our core operations, which exclude franchise sales, generated higher profits than recent quarters due to a more moderate promotional environment and good expense controls. We are encouraged by several aspects of our first quarter results. We made important strides in improving our business--we launched our “America’s Appliance Experts” initiative in over 50 stores and we launched the transformation of our information systems and operational processes. Also, we had strong cash flow that resulted in continued reductions in borrowings. Our improved inventory sourcing in the Outlet segment and the conversion of 5 Hardware stores to Outlet Stores reduced capital tied up in inventory. Outstanding borrowings were down to $30.0 million at the end of the first quarter of 2015, which was a decrease of $68.1 million and $54.1 million compared to the first quarter of 2014 and the fourth quarter of 2014, respectively.  Our strong liquidity will allow us the flexibility to make investments in the business, both in-store and online, that will be designed to improve operating performance."
First Quarter Results

Net sales in the first quarter of 2015 decreased $7.1 million, or 1.2%, to $582.8 million from the first quarter of 2014. This decrease was driven primarily by a 1.2% decrease in comparable store sales, lower online commissions from Sears Holdings Corporation ($4.0 million in the first quarter of 2015 compared to $9.0 million in the first quarter of 2014), and lower initial franchise revenues, which were $0.5 million in the first quarter of 2015 compared to $3.3 million in the first quarter of 2014. These decreases were partially offset by sales associated with new stores (net of closures).
During the first quarter of 2014, Sears Holdings offered promotions that resulted in a significant increase during the quarter in SHO's "Commission Sales," which are sales to SHO customers (1) that are transacted in SHO stores by SHO or its independent dealers and franchisees through sears.com, (2) that are fulfilled and recorded by Sears Holdings, and (3) for which SHO receives an online commission from Sears Holdings. During the first quarter of 2015, our Commission Sales declined to $12.5 million compared to $29.4 million in the first quarter of 2014. Comparable store sales, which decreased 1.2% during the first quarter of 2015, were favorably impacted by the Commission Sales decline as comparable store sales do not include Commission Sales. Comparable store sales in Hometown were down 0.4% while comparable store sales in Outlet were down 3.0%. Adjusted comparable store sales, which include Commission Sales, decreased 4.0% for the quarter. Adjusted comparable store sales were down 3.8% in Hometown and down 4.6% in Outlet.

The Adjusted comparable store sales decrease of 4.0% was primarily due to (1) lower home appliances sales in Hometown, which were negatively impacted by lower in-stock positions and lower sales in the cooking category during the President's Day promotional period, (2) lower sales in Outlet home appliances, furniture, and tools primarily due to non-recurring excess inventory clearance events in the first quarter of 2014 and a reduction of as-is out-of-box products receipts from Sears Holdings, (3) lower lawn and garden sales in Hometown due, in part, to early season in-stock position of outdoor power equipment, (4) lower tools sales in our Hometown segment due to less promotional support year over year from vendors in key product categories, and (5) lower consumer electronic sales as we continue to reduce the category.

Gross margin was $140.4 million, or 24.1% of net sales, in the first quarter of 2015 compared to $143.9 million, or 24.4% of net sales, in the first quarter of 2014. The decrease in gross margin rate was primarily driven by lower online commissions from Sears Holdings, lower initial franchise revenues, and lower delivery income partially offset by lower shrink, higher margin on Outlet merchandise sales, and lower support-services charges from Sears Holdings. Excluding the impact of online commissions from Sears Holdings and initial franchise revenues, gross margin was 23.5% of net sales in the first quarter of 2015 compared to 22.8% of net sales in the first quarter of 2014, an improvement of 70 basis points in our core operations.
Selling and administrative expenses decreased to $134.5 million, or 23.1% of net sales, in the first quarter of 2015 from $135.3 million, or 22.9% of net sales, in the prior-year quarter. The decrease was primarily due to lower payroll and benefits, lower commissions paid to Sears Holdings for online transactions due to lower Commission Sales, and lower marketing costs partially offset by higher franchisee commissions, $1.4 million of executive transition costs, and an incremental $0.4 million for the provision for losses on franchisee receivables.

We recorded operating income of $4.0 million and $6.3 million in the first quarters of 2015 and 2014, respectively. The $2.3 million decrease in operating income was primarily driven by lower initial franchise revenues and lower volume partially offset by a higher gross margin rate (excluding initial franchise revenues) and lower expenses.
Financial Position

We had $27.4 million in cash and cash equivalents as of May 2, 2015 and $23.1 million as of May 3, 2014. Availability as of May 2, 2015 under our Credit Agreement, dated as of October 11, 2012, among the Company, its subsidiaries, Bank of America, N.A., and other lenders (the “Senior ABL Facility”) was $214.4 million with $30.0 million drawn and $5.6 million of letters of credit outstanding. For the first quarter of 2015 we funded ongoing operations with cash on-hand and cash generated by operating activities. Our primary needs for liquidity are to fund inventory purchases and capital expenditures and for general corporate purposes. A portion of the cash flow improvement was somewhat temporary, based on lower-than-desired inventory and timing issues that led to an increase in quarter-end accounts payable.
Total merchandise inventories were $438.9 million at May 2, 2015 and $493.2 million at May 3, 2014. Merchandise inventories decreased $30.0 million in Outlet and $24.3 million in Hometown. Outlet's reduction was primarily driven by lower home-appliances inventory due to a shift in the mix of inventory towards as-is out-of-box products with a lower average cost, a reduced flow of as-is out-of-box products from Sears Holdings, and tighter management of replenishment stock resulting in less non-productive inventory in the Outlet distribution centers. This reduction was partially offset by growth in as-is product purchases from vendors other than Sears Holdings. The decrease in Hometown was primarily due to lower home appliances inventory driven by a change in the timing of product transitions this year and store closings, lower tools inventory resulting from the closing of Hardware Stores, and lower than desired inventory replenishment from Sears Holdings. Inventory levels were lower than ideal in both segments and may increase in 2015.
Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions recorded by SHO and also include the change in the unshipped sales reserves recorded at the end of each reporting period.  Comparable store sales do not include Commission Sales.
Adjusted Comparable Store Sales

In addition to our net sales determined in accordance with GAAP, for purposes of evaluating our sales performance we also use Adjusted comparable store sales. This measure includes Commission Sales in net sales. Our management uses Adjusted comparable store sales, among other factors, to evaluate the sales performance of our overall business and individual stores for comparable periods. Adjusted comparable store sales should not be used by investors or other third parties as the sole basis for formulating investment decisions as it includes Commission Sales, which were not fulfilled or recorded by SHO or its independent dealers or franchisees and for which sales SHO only received commissions. Adjusted comparable store sales should not be considered as a substitute for GAAP measurements.

While Adjusted comparable store sales is a non-GAAP measure, management believes that it is an important indicator of store sales performance because:

•	SHO receives commissions on all Commission Sales.

•
Store sales recorded and fulfilled by SHO and Commission Sales involve essentially the same in-store selling activity. As a consequence, unadjusted comparable store sales, which do not include Commission Sales, understate what SHO believes to be its effective comparable store sales performance.

The following table presents a reconciliation of Adjusted comparable store sales to net sales, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended May 2, 2015
Thousands	Hometown	Outlet	Total
Net sales	$410,660	$172,109	$582,769
Less: Non-comparable store sales	(38,537)	(26,073)	(64,610)
Comparable store sales recorded by SHO	372,123	146,036	518,159
Commission Sales (1)	10,395	1,617	12,012
Adjusted comparable store sales	$382,518	$147,653	$530,171

	13 Weeks Ended May 3, 2014
Thousands	Hometown	Outlet	Total
Net sales	$418,536	$171,318	$589,854
Less: Non-comparable store sales	(44,741)	(20,810)	(65,551)
Comparable store sales recorded by SHO	373,795	150,508	524,303
Commission Sales (1)	23,780	4,319	28,099
Adjusted comparable store sales	$397,575	$154,827	$552,402

	13 Weeks Ended May 2, 2015 vs. 13 Weeks Ended May 3, 2014
	Hometown	Outlet	Total
Comparable store sales recorded by SHO	(0.4)%	(3.0)%	(1.2)%
Adjusted comparable store sales	(3.8)%	(4.6)%	(4.0)%
(1) Commission Sales are for comparable stores only. For all comparable and non-comparable stores, Commission Sales for the 13 Weeks ended May 2, 2015 and May 3, 2014 were $12.5 million and $29.4 million, respectively.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we also use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which excludes certain significant items as set forth below. Our management uses Adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended
Thousands	May 2, 2015	May 3, 2014
Net income	$2,150	$3,679
Income tax expense	1,747	2,399
Other income	(682)	(680)
Interest expense	781	934
Operating income	3,996	6,332
Depreciation	1,861	2,288
Store closing, severance and executive transition costs	1,371	—
Adjusted EBITDA	$7,228	$8,620
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: the possible material adverse effects on us if Sears Holdings financial condition were to significantly deteriorate, including if as a consequence Sears Holdings were to choose to seek the protection of the U.S. bankruptcy laws; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by subsidiaries of Sears Holdings and are collectively referred to as the “KCD Marks”); the Merchandising Agreement between us and Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of our Hometown and Outlet businesses into a single business entity, our October 2012 separation from Sears Holdings (the “Separation”), and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits (such as a more effective and productive business relationship with Sears Holdings) that were associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings, on terms (including vendor payment terms for Sears Holdings’ merchandise purchases) that are acceptable to it and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of as-is out-of-box products could decline; our ability to obtain the resolution, on commercially reasonable terms, of existing disputes and, when they arise, future disputes with Sears Holdings regarding many of the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us; our ability to establish a more effective and productive business relationship with Sears Holdings, particularly in light of the existence of pending, and the likelihood of future, disputes with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings, and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO’s SHC-Supplied Systems”); SHO’s SHC-Supplied Systems could be subject to disruptions and data/security breaches (Kmart, owned by Sears Holdings, announced in October 2014 that its payment-data systems had been breached), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; limitations and restrictions in our Credit Agreement and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship in the fast-food industry could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholders’ ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the “Risk Factors,” that are included in our Quarterly Report on Form 10-Q for the quarter ended May 2, 2015, our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this presentation are made only as of its date, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than manufacturers' suggested retail prices. As of May 2, 2015, we or our dealers and franchisees operated a total of 1,248 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	13 Weeks Ended
Thousands, except per share amounts	May 2, 2015	May 3, 2014
NET SALES	$582,769	$589,854
COSTS AND EXPENSES
Cost of sales and occupancy	442,410	445,955
Selling and administrative	134,502	135,279
Depreciation	1,861	2,288
Total costs and expenses	578,773	583,522
Operating income	3,996	6,332
Interest expense	(781)	(934)
Other income	682	680
Income before income taxes	3,897	6,078
Income tax expense	(1,747)	(2,399)
NET INCOME	$2,150	$3,679

NET INCOME PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$0.09	$0.16
Diluted:	$0.09	$0.16

Basic weighted average common shares outstanding	22,666	22,666
Diluted weighted average common shares outstanding	22,666	22,666

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands	May 2, 2015	May 3, 2014	January 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,393	$23,145	$19,746
Accounts and franchisee receivables, net	20,422	23,233	15,456
Merchandise inventories	438,895	493,203	442,743
Prepaid expenses and other current assets	19,220	13,146	19,350
Total current assets	505,930	552,727	497,295
PROPERTY AND EQUIPMENT, net	50,613	50,303	50,708
GOODWILL	—	167,000	—
LONG-TERM DEFERRED TAXES	56,209	50,489	54,273
OTHER ASSETS, net	42,518	42,668	43,446
TOTAL ASSETS	$655,270	$863,187	$645,722
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$30,000	$98,100	$84,100
Payable to Sears Holdings Corporation	101,156	86,170	61,089
Accounts payable	24,825	21,038	14,888
Other current liabilities	73,002	59,090	60,938
Current portion of capital lease obligations	117	490	147
Total current liabilities	229,100	264,888	221,162
CAPITAL LEASE OBLIGATIONS	206	62	176
OTHER LONG-TERM LIABILITIES	1,935	4,047	2,098
TOTAL LIABILITIES	231,241	268,997	223,436
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	424,029	594,190	422,286
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$655,270	$863,187	$645,722

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	13 Weeks Ended
Thousands, except for number of stores	May 2, 2015	May 3, 2014
Net sales	$410,660	$418,536
Comparable store sales % (1)	(0.4)%	(7.5)%
Cost of sales and occupancy	311,087	312,154
Gross margin dollars	99,573	106,382
Margin rate	24.2%	25.4%
Selling and administrative	93,804	98,837
Selling and administrative expense as a percentage of net sales	22.8%	23.6%
Depreciation	653	651
Total costs and expenses	405,544	411,642
Operating income	$5,116	$6,894
Total Hometown stores	1,091	1,105

Outlet
	13 Weeks Ended
Thousands, except for number of stores	May 2, 2015	May 3, 2014
Net sales	$172,109	$171,318
Comparable store sales % (2)	(3.0)%	(2.6)%
Cost of sales and occupancy	131,323	133,801
Gross margin dollars	40,786	37,517
Margin rate	23.7%	21.9%
Selling and administrative	40,698	36,442
Selling and administrative expense as a percentage of net sales	23.6%	21.3%
Depreciation	1,208	1,637
Total costs and expenses	173,229	171,880
Operating loss	$(1,120)	$(562)
Total Outlet stores	157	145

(1)	Hometown Adjusted comparable store sales for the 13 Weeks ended May 2, 2015 were (3.8) %.

(2)	Outlet Adjusted comparable store sales for the 13 Weeks ended May 2, 2015 were (4.6) %.